Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) our report dated February 19, 2015 relating to the consolidated financial statements of Tallgrass Energy Partners, LP as of December 31, 2014 and 2013 and for the period from November 13, 2012 to December 31, 2012; (ii) our report dated March 18, 2013 relating to the combined financial statements of Tallgrass Energy Partners Pre-Predecessor for the period from January 1, 2012 to November 12, 2012; and (iii) our report dated February 19, 2015 relating to the balance sheet of Tallgrass Energy GP, LP as of February 10, 2015, all of which appear in Tallgrass Energy GP, LP’s Amendment No. 3 to the Registration Statement on Form S-1 and the related Prospectus of Tallgrass Energy GP, LP.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

July 17, 2015